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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On March 20, 2017, Elliott issued the following press release, which includes the full text of a letter issued to the Company’s Board of Directors and was also posted by Elliott to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott to Arconic’s Board: Waiver of Secret Voting Lock-Up Raises More Questions Than It Answers

Company’s Release Misrepresents the Facts

Elliott Calls for Broader Investigation, Accountability for Those Responsible

NEW YORK (March 20, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a 13.2% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today sent a letter to the Arconic Board demanding a full, fair and independent accounting of the secret vote-buying agreement that was only disclosed for the first time on March 13, 2017.

The Company’s press release today, which announced that the voting lock-up had been waived, fails to answer shareholders’ existing questions and raised new questions that demand answers. In its letter to the Board, Elliott provided a list of questions that, at minimum, shareholders deserve answers to. Elliott also called for the immediate dismissal of those found to have been responsible for the illicit vote-buying deal.

The full text of the letter follows:

March 20, 2017

Board of Directors

Arconic Inc.

390 Park Avenue

New York, NY 10022-4608

Dear Independent Directors of Arconic Inc. (“Arconic” or the “Company”):

Last Thursday, we sent you a letter detailing management’s diversion of corporate assets for its own benefit related to a vote-buying agreement that was deliberately concealed (likely in violation of applicable law) from the Company’s shareholders for the better part of a year (the “Secret August Voting Lock-Up”).1

This morning, in a brief statement, the Company announced it would waive the provisions of that agreement. This is a necessary step, but it is hardly sufficient. The problem with the Secret August Voting Lock-up wasn’t just that it affected the Company’s upcoming proxy contest, but that it looks to have been contrary to law, contrary to the Company’s own Code of Ethics, and contrary to the fundamental principles of shareholder trust. In executing the vote-buying agreement, management traded shareholder value for votes promoting its own entrenchment and that of the Board. The Board cannot simply “waive” the terms of the agreement and act as if nothing implicating management integrity ever happened.

The process by which the likely illegal conduct was covered up for the better part of a year, likely resulting in continuing violations of the securities laws, is similarly troubling. The evident fact pattern here plainly appears to be illegal conduct for the purpose of covering up other illegal conduct, and the individuals involved must be held accountable.

In our letter last week, we expressed our disbelief – which we know is widely shared by other Company shareholders – that the Board could possibly have been made aware of or approved of this arrangement or the efforts undertaken to cover it up. Today’s statement, though lacking in detail, seems to confirm our belief. But unfortunately, today’s statement also suggests the Board is not treating these illicit dealings with the necessary gravity. It cannot be the ongoing responsibility of the shareholders to police management misconduct. That is the Board’s job. If we hadn’t pointed out the Secret August Voting Lock-up, the Board would have let management’s diversion of Company assets proceed apace. As it is, management has now been caught disregarding its duties to shareholders, and if this morning’s statement is the sum total of the Board’s response, then the Board is treating the matter cavalierly.

Let us be clear: The Board must take immediate action to dismiss anyone who:

(1)	Devised, authorized or substantially participated in negotiating the Secret August Voting Lock-Up, thereby converting Company assets for personal benefit and/or

(2)	participated in hiding, knew, or should have known that management was deliberately hiding the Secret August Voting Lock-Up from shareholders.

The Board must not tolerate this conduct or efforts to cover it up.

1 On March 13, 2017, Arconic Inc. (“Arconic” or the “Company”) filed a Proxy Statement with the Securities and Exchange Commission (“SEC”) which disclosed for the first time that the Company’s resolution of a working-capital adjustment arising out of Arconic’s 2014 acquisition of Firth Rixson included entering into a vote-buying agreement. The agreement locked up the vote of approximately 8.7 million shares of Arconic common stock for a period of two years in exchange for the resolution of potential claims against the former owner of Firth Rixson (the “Secret August Voting Lock-Up” or “Settlement”). The Secret August Voting Lock-Up requires the former owner of Firth Rixson to vote any shares of Arconic common stock that they beneficially own as of the record date in favor of the election of directors nominated by the Company’s Board, including Dr. Kleinfeld.

Furthermore, the Board owes shareholders a full, fair and independent accounting of both the Secret August Voting Lock-Up and the waiver that it just announced today, because the Company’s press release announcing the waiver is anything but. In fact, the press release contains misrepresentations of fact and actually raises more questions than it answers:

•	The Company’s release states: “The agreement did not restrict Oak Hill from selling shares of Arconic at any time, and if Oak Hill were to sell any shares, the voting commitment would terminate with respect to those shares.” (Emphasis added.)

As written, this is not true – the agreement had a dead-hand provision, forcing Oak Hill to vote the shares with management if it sold after March 1. This detail is critical, given that the agreement wasn’t disclosed until March 13: Oak Hill may have been free to sell, but other shareholders were precluded from taking steps to allow the Seller’s shares to be voted on the merits.

•	The Company’s release states: “The voting commitment was added only after the financial terms were finalized; no additional value was given for the commitment.”

There is no reason shareholders should credit this assertion without a full accounting of the transaction that produced the Secret August Voting Lock-Up. Voting rights are valuable – they are not surrendered for nothing. Futhermore, while the company purports that the “financial terms” of the transaction were unaffected by the Secret August Voting Lock-Up, it is not at all clear what this assertion means. All negotiated terms of a commercial agreement, by definition, relate directly or indirectly to value – otherwise a commercial enterprise, which exists for the purpose of making money, would not bother to negotiate them. As but one example, the terms and scope of a release from liability, while not a “financial term,” undoubtedly relate to value, especially as here in connection with an acquisition that resulted in the destruction of an immense amount of shareholder value. The process by which the commitment was added must be fully and fairly examined before any credit can be given to the Company’s assertion that no value was given in exchange for the Secret August Voting Lock-Up.

Key Questions:

The seriousness of this matter demands that the Board promptly provide the Company’s shareholders with answers to at least the following questions:

The Terms and Origin of the Settlement and Secret August Voting Lock-up

•	Who proposed the Settlement, and in particular, the Secret August Voting Lock-Up?
•	When was the Secret August Voting Lock-Up proposed?
•	When were the Company’s outside advisers, including the Company’s auditors, made aware of the Secret August Voting Lock-up? In particular, if the Company’s outside advisers were aware of the Secret August Voting Lock-up prior to the Board, why didn’t the outside advisers brief the Board?

•	Was the Board made aware of the Settlement, including the Secret August Voting Lock-Up? In particular, what was the Board told, when was it told, and who presented that information to the Board?
•	Was the Board invited to vote on the Settlement and the Secret August Voting Lock-Up and if so, how did each director vote?

Failure to Disclose Material Information to Arconic’s Investors

•	Why was the Secret August Voting Lock-Up hidden from Arconic stockholders for seven months?
•	Why was the Secret August Voting Lock-Up not disclosed until the filing of the Company’s Definitive Proxy Statement and after the record date for the 2017 annual shareholders meeting?
•	Why did the Company deliberately not disclose the Secret August Voting Lock-up in public filings including the 8-K filed on October 11, 2016, the 10-Q filed on November 9, 2016, the 8-K filed on January 31, 2017, the 10-K filed on February 28, 2017, and the preliminary proxy filed on March 2, 2017? Who was responsible for this decision, which likely violated applicable securities laws?

Use of Corporate Assets for Personal Benefit

•	Why did the Company’s management (and/or the Board) seek to obtain shareholder voting commitments relating to corporate governance matters as settlement currency in the resolution of an ordinary-course commercial dispute?
•	Does the Board believe Arconic’s management and/or its Board should be able to use corporate assets to purchase votes? If so, how much of the shareholders’ funds is management and/or the Board permitted to use to purchase votes?

In addition to the questions above, shareholders are owed a full accounting of the Secret August Voting Lock-Up waiver announced today. Specifically, did the Company’s deliberations with respect to the waiver include any discussions with the seller of Firth Rixson? What was the nature of those discussions, and were any related agreements entered into as a result? Can the Company certify that the seller of Firth Rixson now has a completely free hand to vote its shares on the merits at the 2017 and 2018 Annual Meetings? One would expect that if the Company had arranged a related transaction in connection with today’s waiver, then it would have disclosed it. Unfortunately, we now know that we cannot trust the Company to disclose information about the Secret August Voting Lock-Up in a timely and transparent fashion.

To that end, the Company must also immediately disclose whether there are any other such or similar voting lock-ups in place that have yet to be disclosed. At this point, in the absence of a full and transparent accounting of any and all agreements pertaining to any and all of the shares eligible to be voted at the upcoming annual meeting, Arconic shareholders no longer have any basis for trusting that all votes for management will have been made freely on the merits, rather than on the basis of other undisclosed vote-buying agreements.

The Board’s Highest Responsibility and Necessary Next Steps

As stated by the Company’s own outside counsel, it is the duty of the Board to “establish the appropriate ‘tone at the top’ to actively cultivate a corporate culture that gives high priority to ethical standards, principles of fair dealing, professionalism, integrity, full compliance with legal requirements, ethically sound strategic goals and long-term sustainable value creation.”2 Each of you – not just collectively as a Board, but also as individuals – must now determine whether you condone management’s behavior in this situation. Has management met your ethical standards?

We know there are extensive personal ties – friendships, overlapping board service – between members of the Board and management. For instance, we are mindful that the Company’s lead independent director, Patricia Russo, and Dr. Kleinfeld effectively supervise each other at Arconic and Hewlett Packard Enterprise Company (“HPE”). At Arconic, Ms. Russo serves as lead independent director and supervises Dr. Kleinfeld as CEO and Chairman. At HPE, Dr. Kleinfeld serves on the Governance/Nominating and Social Responsibility committee and thus has reciprocal supervisory responsibility for Ms. Russo as Chairman of HPE. At Arconic, Ms. Russo sits on the compensation committee, responsible for overseeing the compensation of the Company’s named executive officers. And at HPE, Dr. Kleinfeld sits on the compensation committee, which is responsible for overseeing the compensation of its executives and directors, including HPE Chairman, Ms. Russo. Thus, each is responsible for setting the other’s pay and compensation. This arrangement is likely to create some awkwardness and discomfort in light of the current circumstances with regard to the recent revelation at Arconic. However, personal ties cannot be allowed to affect your judgment, nor should the expectation of future supervisory quid pro quo.

Further, the Board should take note of the distinct and larger pattern which now emerges. Dr. Kleinfeld left Siemens under the clouds of a bribery investigation and, upon his departure, faced an unprecedented lawsuit by the Siemens Board for failing to properly supervise the organization.3 The Siemens scandal not only led to the largest Foreign Corrupt Practices Act (“FCPA”) penalty of all-time, but also resulted in Dr. Kleinfeld paying €2 million out of his own pocket in order to settle potential personal liabilities related to his individual involvement.4 At Alcoa Inc., while Dr. Kleinfeld was serving as a member of the Audit Committee and later during his tenure as CEO, Alcoa paid almost $200 million in bribes to foreign government officials and intermediaries, resulting in the fifth-largest FCPA penalty ever at the time.5 While Dr. Kleinfeld may perhaps argue that illicit payments in violation of the law (and any penalties associated therewith) are a “cost of doing business,” we certainly don’t share that view. And with respect to the current circumstances, where the form of payment is a value-transfer of corporate assets to a single Arconic shareholder, we are confident that the Company’s many other shareholders do not share that view. These repeated instances, at the very least, call into question Dr. Kleinfeld’s judgment and supervisory rigor.

2 “The New Paradigm, A Roadmap for an Implicit Corporate Governance Partnership Between Corporations and Investors to Achieve Sustainable Long-Term Investment and Growth,” Martin Lipton, Wachtell Lipton Rosen & Katz prepared for the International Business Council of the World Economic Forum, available at: http://www.wlrk.com/docs/thenewparadigm.pdf

3 “Siemens to Sue 11 ex-Board members,” Daniel Schafer, Financial Times, July 29, 2008; available at: https://www.ft.com/content/80b5014c-5d72-11dd-8129-000077b07658

4 “Siemens to Collect Damages From Former Chiefs in Bribery Scandal,” Chris V. Nicholson, The New York Times, December 2, 2009; available at: http://www.nytimes.com/2009/12/03/business/global/03siemens.html

5 SEC Release No. 71261, available at: https://www.sec.gov/litigation/admin/2014/34-71261.pdf; DOJ Release, available at: https://www.justice.gov/opa/pr/alcoa-world-alumina-agrees-plead-guilty-foreign-bribery-and-pay-223-million-fines-and; “Alcoa settles FCPA charge, pays $384 million to DOJ, SEC,” Julie DiMauro, The FCPA Blog, January 9, 2014; available at: http://www.fcpablog.com/blog/2014/1/9/alcoa-settles-fcpa-charge-pays-384-million-to-doj-sec.html#sthash.6Ey8yH4c.dpuf; “Reconsidered: Odebrecht and Braskem are on our FCPA Top Ten list,” Richard L. Cassin, The FCPA Blog, December 29, 2016; available at: http://www.fcpablog.com/blog/2016/12/29/reconsidered-odebrecht-and-braskem-are-on-our-fcpa-top-ten-l.html#sthash.xPE0E19R.dpuf

The Board must go wherever the facts lead even if the direction of the investigation is unpleasant. The ramifications of the likely illegal Secret August Voting Lock-Up are serious and they must be dealt with promptly. The issue isn’t whether or not the seller of Firth Rixson can vote in May, it is whether management – having appropriated Company assets for its own benefit – is deserving of shareholders’ trust. To that, the answer is clear: Anyone who (1) devised, authorized or substantially participated in management’s use of corporate assets for its own benefit and/or (2) participated in hiding, knew, or should have known that management was deliberately hiding the matter from shareholders should be immediately dismissed. If the Board fails to promptly take appropriate remedial action, it will have abdicated its most important responsibility.

We await your response – and most importantly, your action – as do all of the Company’s shareholders.

Sincerely,

Dave Miller

Senior Portfolio Manager

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

###

Item 2: On March 20, 2017, the following materials were posted by Elliott to www.NewArconic.com:

NEW ARCONIC

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BREAKING NEWS:

Elliott Calls for Investigation, Accountability for Vote-Buying Deal after Board Backs Away

READ THE PRESS RELEASE

Arconic operates a world-class collection of assets that if managed properly, with prudent reinvestment of capital, should produce substantial returns for its shareholder owners. However, current management's persistent failure at these tasks for nearly a decade has destroyed considerable shareholder value. We believe a change of leadership is required to improve performance at Arconic today.

Alcoa TSR vs. Peers and S&P 500 During CEO Tenure
Alcoa has underperformed its peer group by 156% and the S&P 500 by 150%
PEER MEDIAN
S&P 500 INDEX
ALCOA UNDER KLAUS KLEINFELD
+87
+82
-69
2008
2009
2010
2011
2012
2013
2014
2015
2016

TSR Under Klaus Kleinfeld vs. Company Selected Peers
Alcoa Cumulative TSR Relative to Each Peer Median and S&P 500 under Klaus Kleinfeld
1-YEAR
2-YEAR
3-YEAR
4-YEAR
5-YEAR
6-YEAR
7-YEAR
8-YEAR
SINCE CEO
VS PROXY PEERS
VS INDUSTRIAL COMPANIES PEERS
VS MATERIALS COMPANIES PEERS
VS ALUMINUM PEERS
VS S&P 500

TSR: 5/1/2008-10/31/2016. Company Selected 2016 Proxy Peers: DU PONT (E.I.) DE NEMOURS, DOW CHEMICAL CO/THE, FREEPORT-MCMORAN INC, HUNTSMAN CORP, INTERNATIONAL PAPER CO, LYONDELLBASELL INDU-CL A, PPG INDUSTRIES INC, NEWMONT MINING CORP, NUCOR CORP, UNITED STATES STEEL CORP, 3M CO, CUMMINS INC, DANAHER CORP, DEERE & CO, EATON CORP PLC, EMERSON ELECTRIC CO, GENERAL DYNAMICS CORP, L-3 COMMUNICATIONS HOLDINGS, NORTHROP GRUMMAN CORP, RAYTHEON COMPANY.

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March 16, 2017

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March 9, 2017

Elliott Letter to Shareholders

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March 9, 2017

Elliott Proxy Statement

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February 23, 2017

Elliott Letter to Arconic's Board

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Elliott Letter to Arconic's Board

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Elliott Letter to Arconic's Board

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February 1, 2017

Elliott Letter to Shareholders

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January 31, 2017

Elliott Views on Arconic

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January 31, 2017

Press Release

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